EXHIBIT 10.14

AGREEMENT

This Agreement (this “Agreement”) is entered into between Multimedia Games Holding Company, Inc., together with any subsidiaries, affiliates, successors, or assigns (the “Company”) and Jerome R. Smith (“Smith”).

WHEREAS Smith was employed as Senior Vice President, General Counsel, Chief Compliance Officer, Corporate Secretary of the Company through October 8, 2012;

WHEREAS, effective upon the execution of this Agreement, Smith will be employed with the Company only as a legal strategic advisor in certain areas;

WHEREAS, that certain Executive Employment Agreement, dated as of September 30, 2011 (“Executive Employment Agreement”), is hereby terminated;

THEREFORE, in consideration of the mutual promises set forth below, the Company and Smith agree as follows:

1.Term. Smith’s employment with the Company as Senior Vice President, General Counsel, Chief Compliance Officer, Corporate Secretary, and any other then-existing position pursuant to the Executive Employment Agreement ended on October 8, 2012. The initial term of this Agreement, unless earlier terminated in accordance with this Agreement, shall begin on the October 8, 2012 (the “Effective Date”) and shall continue thereafter for seven (7) months (the “Initial Term”). Thereafter, the term of this Agreement shall be automatically extended for successive one (1) month terms (“Subsequent Terms”), unless either party notifies the other in writing, at least thirty (30) days prior to the end of the Initial Term or of any Subsequent Term extension, of its intent to terminate this Agreement at the end of the Initial Term or at the end of any Subsequent Term, as the case may be. The Initial Term and any Subsequent Term shall be collectively referred to as the “Term.”

2.    Payments. During the Term and provided Smith complies with the requirements of this Agreement, the Company will:

(a)Pay Smith $25,000 per month (less taxes and withholdings applicable to wage payments and prorated for any portion of a month in which Smith is employed), in accordance with the Company’s regular payroll practices, as well as reimburse Smith for any preapproved reimbursable business expenses incurred by Smith in accord with the Company’s Travel & Expense Management Policy and other applicable Company policies. If, during the Term, Smith receives wages or salary from the Company other than that described in this paragraph 2, such amounts will offset the consideration paid in this paragraph 2(a) such that Smith will not receive more than $25,000 per month from the Company during the Term, except for the amounts listed in paragraphs (c), (d), and (e) below plus the reimbursement of approved business expenses. Notwithstanding the foregoing, neither (i) the exercise and sale of stock options or (ii) any indemnification of Smith shall be considered “wages or salary,” as stated in this Section 2(a).
(b)Continue to allow Smith’s stock options to vest during the Term according to the vesting schedule and vesting dates set forth in that certain Stock Option Award Agreement between Smith and the Company dated as of October 3, 2011 (the “Award Agreement”). After the Term, Smith shall have ninety (90) days from the end of the Term to exercise his vested options. Notwithstanding the foregoing, accelerated vesting shall only occur pursuant to the Accelerated Vesting Date (2) Change of Control provision of the Award Agreement and no other circumstances shall cause the options to fully vest or accelerate.
(c)Pay to Smith $100,000 (less taxes and withholdings applicable to wage payments) on the date the Company’s executives receive bonus payments.
(d)Pay to Smith some amount of bonus (less taxes and withholdings applicable to wage payments) after successful resolution, as determined in Company’s sole discretion, of certain initiatives, as directed by the Company’s Chief Executive Officer. The parties agree that the amounts in these paragraphs (c) and (d) are in lieu of the bonus that Smith otherwise would have earned for fiscal year 2012 and that Smith will be due no other bonus or compensation from the Company with respect to his employment by the Company other than the amounts described in this Agreement.

(e) During the Term, the Company shall continue to maintain the same Company life insurance and disability policies, in the same principal amounts, that Smith had in his prior positions with the Company, and Smith shall continue to be eligible to participate in the Company’s 401(k) program in the same manner as he participated in his prior positions with the Company.

3.    Duties.

(a)During the Term, Smith agrees to make himself available at mutually convenient times, as requested by the Company, to perform services in connection with aspects of the Company’s business and operations as to which Smith has knowledge. Smith’s services to the Company will include legal and strategic consulting, intellectual property negotiations and strategy, SEC and board of directors issues, licensing compliance matters, and other responsibilities, all as directed by the Company’s Chief Executive Officer. Smith will be employed as and his title shall be: “Legal Strategic Advisor: M&A, IP, and Compliance.” Smith will report to the Company’s Chief Executive Officer. Smith will not be obligated to render and shall not render services to the Company except as requested by the Company. The Company shall not be obligated to request any services from Smith during the Term or otherwise, but shall be free to decide to what extent, if any, to make use of Smith’s services. The relationship between the Company and Smith will remain, during the Term, that of attorney and client. In any event, Smith agrees to continue to act in a fiduciary capacity with respect to the Company and to promote the best interests of the Company during the Term. In addition, in order to satisfy his position of special trust and loyalty, Smith shall take no action that would harm the Company, always act in the best interests of the Company, and, as appropriate and applicable, take affirmative action to protect the Company. Smith’s sole point of contact at and communication with the Company during the Term shall be the Chief Executive Officer, unless the Chief Executive Officer otherwise shall direct Smith.
(b)For valuable consideration received, Smith hereby covenants and agrees that, as part of his obligations described in Paragraph 3(a) above, he will voluntarily cooperate with the Company, as requested by the Company, to provide his personal knowledge, experience, and expertise on matters on which he worked during his prior positions with the Company.
4.    Disclosure of Confidential Information. During Smith’s employment with the Company, the Company provided Smith with special confidential information and/or trade secrets of the Company (the “Confidential Information”). Smith acknowledges that Confidential Information is obtained and developed by the Company at great expense and is zealously guarded by the Company from unauthorized disclosure, that his possession of the Confidential Information is due solely to his prior employment and, additionally, this Agreement, and that he did not possess the Confidential Information prior to his employment with the Company. In consideration of the foregoing, Smith will not at any time during the Term or afterwards, disseminate, publish, use or make otherwise available to any third party (except in the execution of his responsibilities under this Agreement and then only in strict accordance with his obligations of loyalty hereunder) any Confidential Information relating to the business of the Company, unless required by law or regulation. Confidential Information shall include, but not to limited to, products; production methods; product developments; records; data; specifications; research; formulae; developments; intellectual property and inventions; know-how; processes; customer, prospective customer and vendor lists, identities and information; short term and long range plans; business policies; business methods and techniques; research; marketing and sales information, techniques and strategies; financial, accounting and operating expense information; competitive strategies; pricing information; procurement resources; personnel information; litigation and claims that could result in litigation, and any other information concerning the business of the Company, its manner of operation, its plans, and other information; but in no event shall Confidential Information include any information disclosed to the general public or generally known in the industry. Confidential Information shall also include any information acquired or learned by Smith during the course or on account of his employment with the Company or that he may learn during the Term. Smith acknowledges and agrees that the requirements of this paragraph are in addition to any fiduciary or other legal obligations to which he is already subject regarding the protection of Company’s Confidential Information.

5.    Mutual Release.

(a)As a material inducement to the Company to enter into this Agreement, Smith hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company’s owners, partners, members, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives, and attorneys of such successors, predecessors, divisions, subsidiaries and affiliates), past or present, and all persons acting by, through, under, or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, he has, might have, or might claim to have against the Releasees or any of them as of the date this Agreement is executed (each a “Claim” and, collectively, “Claims”). This complete release of all Claims includes, but is not limited to, a release of any rights arising out of alleged violations of (i) any contract, express or implied, including the Executive Employment Agreement, any covenant of good faith and fair dealing, express or implied; (ii) any tort, including any claim for negligence or gross negligence on the part of any of the Releasees and claims of express or implied defamation by any Released Party; and (iii) any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, those relating to employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans With Disabilities Act, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information and Nondiscrimination Act, the Texas Business and Commerce Code, the Texas Commission on Human Rights Act, the Texas Payday Law, and chapter 451 of the Texas Labor Code. Provided, however, that Smith is not releasing any claims under the Age Discrimination in Employment Act that may arise after this Agreement is executed. Smith further promises not to initiate any lawsuit, administrative complaint, arbitration, or other similar proceeding against any Releasee based on any Claim or Claims released or purported to be released by this Agreement.
(b)As a material inducement to Smith to enter into this Agreement, the Company hereby irrevocably and unconditionally releases, acquits and forever discharges Smith from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, the Company has, might have or might claim to have against Smith. The Company further promises not to initiate any lawsuit, administrative complaint, arbitration, or other similar proceeding against Smith based on any claims released or purported to be released pursuant to this Section 5(b) or by this Agreement.
6.    Mutual Non-Disparagement.

(a)Smith agrees that he will not, directly or indirectly, in any individual or representative capacity, make any statement, oral or written, or perform any act or omission that is, or could reasonably be interpreted as being, detrimental in any material respect to the reputation or goodwill of the Company or to any other Releasee. Smith agrees that he will not counsel, assist, participate in, or encourage any persons in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any other Releasee without first providing written notice to the Company’s Chief Executive Officer. Smith and the Company agree that Smith’s compliance with a subpoena or other legally compulsive process shall not violate the terms of this paragraph.
(b)The Company agrees that no member of the senior management of the Company will, directly or indirectly, in any individual or representative capacity, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of Smith. Smith and the Company agree that the Company’s compliance with a subpoena or other legally compulsive process, including reporting and licensure requirements of gaming jurisdiction, shall not violate the terms of this paragraph.
7.    Entire Agreement. This Agreement is the entire agreement between Smith and the Company regarding the subject matters addressed in this Agreement, and this Agreement specifically supersedes and replaces any employment agreement between the Company and Smith, including the Executive Employment Agreement. In executing this Agreement, Smith is not relying on any promises not contained in this Agreement. Smith shall be entitled to indemnification for the period of his employment as an officer of the Company from October 3, 2011 until the Effective Date pursuant to that certain Indemnification Agreement, dated as of September 30, 2011. During the Term, Smith shall be entitled to indemnification as an employee of the Company pursuant to the Company’s policies.
8.    Termination. This Agreement will terminate as of the end of the Term. Additionally, the Company may terminate this Agreement at any time if Smith violates this Agreement in any material aspect, if Smith fails to follow the lawful directives of the Company’s Chief Executive Officer, or if the Company’s Chief Executive Officer determines, in his or her reasonable but sole discretion, that the Smith has engaged in conduct detrimental to the Company. Upon termination of this Agreement, Smith will be due no further compensation that may be due at any time after the date of termination of this Agreement, except for the right to exercise any stock options that have vested pursuant to the vesting schedule set forth in the Award Agreement (but, for the avoidance of doubt, accelerated vesting shall occur only in the event of a change of control). Smith may terminate this Agreement at any time by giving 30 days’ notice. All consideration to Smith described above including vesting of stock options will cease immediately upon the termination of this Agreement and Smith will have ninety (90) days following termination or expiration of this Agreement in which to exercise any vested options; otherwise, such options will expire.
9.    Non-Compete during Term. During the Term, Smith agrees not to, directly or indirectly, perform Competitive Duties (as an employee, consultant, or otherwise) within the Restricted Area for any Competing Business, Covered Client, or Prospective Client, provided, however, that Smith may own up to 5% of any class of securities of any company that is traded on a national securities exchange or through NASDAQ. The term “Competitive Products or Services” means: (i) gaming machine, game themes, game play concepts, gaming systems, and related hardware and software products; and (ii) products or services that are otherwise competitive with any of the products or services being offered, marketed, or actively developed by the Company as of the date of the termination of Smith’s employment with the Company or during the Term of this Agreement. The term “Competitive Duties” means duties that relate to Competitive Products or Services in any way and: (i) are substantially similar to the duties Smith had when employed by the Company; (ii) involve the management, operation, or control of a person, entity, or business concern; or (iii) are performed in the capacity of a director, officer, general counsel, or executive. The term “Competing Business” shall mean any person, entity, or other business concern that offers or is planning to offer Competitive Products or Services. The term “Restricted Area” means any geographic market with respect to which Smith had responsibility in connection with his employment with the Company or will have with respect to his services to the Company pursuant to this Agreement or within which Smith performed duties or functions in connection with his employment with the Company or does perform duties or functions in connection with his services. The term “Covered Client or Prospective Client” means: (i) any of the Company’s clients or Prospective Clients with whom Smith had contact (whether in person, by phone, by e-mail, or otherwise) as an employee of the Company during Smith’s employment or with whom he may have contact during the Term; and (ii) any of the Company’s clients or Prospective Clients about whom Smith had acquired any Confidential Information during his employment or about whom Smith may acquire Confidential Information during the Term. The term “Prospective Client” means any person, entity, or business concern that, as of the date of the termination of Smith’s employment or during the Term of this Agreement: (i) the Company has spent time and resources courting or developing as a potential user or supplier of the Company’s services or products as evidenced by internal company documents and records (including e-mail); (ii) has entered into specific discussions with the Company regarding the Company potentially providing or receiving its services or products to the person, entity, or business concern; or (iii) is otherwise considered to be in the Company’s “pipeline” as a potential client or customer.
10.    Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without reference to conflict of laws principles. To the fullest extent permitted by applicable law, the parties hereby (a) irrevocably consent that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the courts located in Austin, Texas, and (b) by execution and delivery of this Agreement, irrevocably submit to and accept, with respect to any action or proceeding, for itself and in respect to its properties and assets, for purposes of this Agreement, the jurisdiction of the aforesaid courts, and irrevocably waive any objection to venue in such courts.
11.    Attorney’s Fees. In the event that either Company or Smith takes any legal action to enforce its rights and/or the obligations of this Agreement of the other party, the prevailing party shall be entitled to recover all reasonable costs and reasonable expenses of such action or proceedings including without limitation its reasonable attorney’s fees and costs incurred in connection therewith regardless of whether any formal legal action is commenced or whether such fees and costs are incurred at or in connection with trial or appellate proceedings. Neither party shall initiate any legal action or proceeding against the other without first meeting with the other party and informally attempting to resolve any dispute or disagreement hereunder.
12.    Survival. Paragraphs 4-8, 10, and 11 shall survive the termination of this Agreement.
13.    No Further Compensation. Smith understands and agrees that, other than the amounts described in this Agreement (and his salary through the Effective Date), Smith will be due no additional compensation or payments of any kind. Smith represents that, with the exception of his salary through the Effective Date and reimbursements for permissible reimbursable business expenses, subject to approval by the Company, Smith has been paid all amounts due to him and is due no additional compensation. Smith specifically agrees that, unless otherwise agreed between the Company and Smith in a written document signed subsequent to the Effective Date, he will not be due any amounts under the Company’s Long Term Incentive Program, his Executive Employment Agreement, or any Executive Cash Incentive Plan.

14.    Consideration and Revocation Periods. Smith may take up to 21 days to consider this Agreement. Smith may use as much or as little of this period as Smith chooses before signing the Agreement. Smith is advised to consult with an attorney before signing this Agreement. If Smith accepts this Agreement, Smith must sign it and return it to the Company on or before the expiration of the 21-day period and/or the Company’s withdrawal of the offer contained in the Agreement. By signing this Agreement, Smith acknowledges that he was afforded a period of at least 21 days from the date the Company’s proposal was presented to Smith in which to consider it. Smith understands that any changes that the parties agree to make to this Agreement after it has been presented to Smith, whether such changes are material or non-material, will not extend the amount of time Smith has to consider the agreement. Smith acknowledges receipt of the Attachment to this Agreement and its Exhibits, provided in accordance with the Older Workers Benefit Protection Act. In addition, Smith has a period of seven days within which to revoke this Agreement after signing it. To revoke this Agreement, Smith must provide written notification of revocation to the Company within seven days from the date Smith signed it.
If the foregoing accurately sets forth your agreement with the Company, please signify by signing below and returning this Agreement in its entirety to the Company on or before the close of business on the twenty-first (21st) day after this Agreement was presented to you, at the following address: Multimedia Games. Inc., 206 Wild Basin Rd, Bldg. B, Fourth Floor, Austin, Texas 78746, Attn: Chief Executive Officer. If the Company has not received a signed copy of this Agreement by that time, the offer reflected in this Agreement will automatically terminate and expire without further notice from the Company.
ACCEPTED AND AGREED

Multimedia Games Holding Company, Inc.

By:     /s/ Patrick J. Ramsey
Patrick J. Ramsey
President and CEO
October 10, 2012

/s/ Jerome R. Smith
Jerome R. Smith
(“Smith”)
October 9, 2012

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